UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
October 08, 2007
Date of Report (Date of earliest event reported)
PRG-Schultz International, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Georgia
(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805

(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949

(Address of Principal Executive Offices)	(Zip Code)
770-779-3900
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities
On October 8, 2007, a holder of the Company’s 9.0% Senior Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”) converted 34,901 shares of the Series A Preferred Stock into an aggregate of 1,681,765 shares of the Company’s common stock.
The Series A Preferred Stock was converted at the applicable conversion ratio under the terms of the Series A Preferred Stock, which is approximately 48.186732 shares of common stock per one share ($136.8744135 liquidation preference) of Series A Preferred Stock. No fractional shares were issued in connection with the conversion of the Series A Preferred Stock.
The issuance of shares of common stock pursuant to the above conversion consists of an exchange of securities solely with the holder of the Company’s Series A Preferred Stock, and is accordingly exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. No commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.
As previously disclosed, the Company has called for the redemption its Series A Preferred Stock. The redemption date for the preferred stock is October 19, 2007. Holders of the Series A Preferred Stock have until the close of business on October 18, 2007 to convert shares of Series A Preferred Stock into shares of the Company’s common stock.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRG-Schultz International, Inc.

	By:	/s/ Victor A. Allums

Victor A. Allums Senior Vice President, Secretary and General Counsel

Dated: October 12, 2007